Exhibit 99.1

News Release

For Immediate Release

JACKSON HEWITT REPORTS

THIRD-QUARTER FISCAL 2005 RESULTS

23% revenue growth over the prior year

Diluted earnings per share of $0.46

PARSIPPANY, NJ — February 22, 2005 — Jackson Hewitt Tax Service Inc. (NYSE: JTX) today reported financial results for the three and nine month periods ended January 31, 2005.  Revenues in the third quarter increased 23% to $73.2 million, as compared to $59.5 million in the same period last year.  The Company reported net income of $17.5 million ($0.46 per diluted share) in the third quarter as compared to net income of $11.4 million ($0.30 per diluted share) in the same period last year.

For the quarter, the number of tax returns prepared by the network increased by 11%, and the number of financial products facilitated increased by 18%, as compared to the same period last year.  The inclusion of an additional weekday (January 31st) in the third quarter of this year as compared to the fourth quarter in the prior year contributed to the growth. Average revenues per return increased 9% for the third quarter.  Total offices at quarter-end increased by 10% to 5,447.

Revenues in the third quarter included $2.3 million of other financial product revenues, of which $0.8 million ($0.01 per diluted share) was related to the Company’s prior agreement with Santa Barbara Bank & Trust (“SBB&T”).  Included at the end of this release is a schedule reflecting revenues, net income (loss), and earnings (loss) per share on a reported basis and on an adjusted basis (to adjust revenues as if the new SBB&T agreement had previously been in effect and to adjust other significant items affecting results).

“We are pleased with the efforts of our franchisees and employees in contributing to strong results for the third quarter,” said Michael Lister, Chairman and Chief Executive Officer.  “We remain focused on the needs of our customers to continue to grow and strengthen our business.”

Total expenses for the quarter increased $2.0 million, or 5%, as compared to the same period last year.  The increase was primarily due to increased marketing and advertising costs of $1.4 million as the Company began to market its services at the beginning of the tax season and increased costs in the franchise operations segment of $0.5 million due to increased labor costs to support franchisees and increased costs related to growth of the Gold Guarantee® product.  Selling, general and administrative expenses for the third quarter included $1.4 million of independent public company costs.

For the nine months ended January 31, 2005, revenues were $89.4 million as compared to $72.8 million in the same period last year, an increase of 23%.  Net loss for the nine months was $4.6 million ($0.12 per diluted share) as compared to a net loss of $9.5 million ($0.25 per diluted share) in the same period last year.

Franchise Operations

Total revenues in the third quarter increased 24% to $49.2 million, as compared to $39.8 million in the same period last year.  Royalty and marketing and advertising revenues increased by $5.2 million, or 21%, primarily as a result of 11% growth in the number of tax returns prepared by franchisees and an 8% increase in average revenues per tax return for franchisees.

Financial product fees increased by $3.3 million, or 32%, in the third quarter as compared to the same period last year, driven by an increase in the number of financial products facilitated.  Other financial product revenues increased by $1.0 million primarily due to the new agreement with SBB&T for which we earned a portion of the fixed fees in the third quarter.

Other revenues of $3.7 million in the third quarter included $1.8 million primarily from the sale of 62 territories to franchisees.  For the nine month period, the Company sold 202 territories.

Total expenses increased by 17% during the quarter as compared to the same period last year, principally due to increased marketing and advertising costs as the Company began to market its services at the beginning of the tax season, increased labor costs to support franchisees and higher costs attributable to growth in the Gold Guarantee product.  Income before income taxes increased by $6.1 million, or 30%, in the third quarter as compared to the same period last year.

Total revenues for the nine month period were $64.4 million as compared to $51.8 million for the same period last year, an increase of 24%.  Total revenues included $5.5 million of other financial product revenues related to the Company’s prior agreement with SBB&T.  Income before income taxes increased 76% to $18.3 million, as compared to $10.4 million for same period last year.

Company-Owned Office Operations

Service revenues in the third quarter increased 22% to $24.0 million, as compared to $19.7 million in the same period last year, driven primarily by a 7% increase in the number of tax returns prepared and a 14% increase in average revenues per tax return.

Execution on strategic initiatives to increase profitability resulted in a $0.4 million decline in cost of operations and lower marketing and advertising spending of $0.9 million contributed to an overall 9% decline in total expenses for the quarter.  Income before income taxes for the quarter increased by $5.8 million or 224%.

Service revenues for the nine month period were $25.1 million as compared to $21.0 million for the same period last year, an increase of 19%.  For the nine month period, total expenses decreased by 1% largely due to operating efficiencies.  Loss before income taxes for the nine month period was $4.4 million as compared to a loss before income taxes of $8.8 million in the same period last year.

Corporate and Other

Loss before income taxes increased by $2.0 million in the third quarter and by $4.2 million in the nine month period primarily due to incremental costs associated with becoming an independent public company and interest expense.  The independent public company costs were $1.4 million for the third quarter and $3.6 million for the nine month period primarily driven by additional insurance costs, stock-based compensation and Board of Directors’ fees.  Interest expense increased by $1.9 million in the third quarter primarily attributable to $175 million of debt incurred at the time of the initial public offering (“IPO”).

Total expenses in the nine month period included a $4.5 million pre-tax charge related to the issuance to employees of vested stock options and common stock in exchange for Cendant Corporation (the Company’s former parent) stock options and unvested restricted stock units that were held by such employees prior to the IPO.

Liquidity and Capital Resources

The Company maintains a $100 million revolving credit facility.  At the end of the third quarter, outstanding debt under the revolving credit facility was $12 million with maximum borrowings of $20 million during the third quarter.  As of the date of this release, there is no outstanding indebtedness under the revolving credit facility.

Conference Call

Michael Lister, Chairman and Chief Executive Officer, and Mark Heimbouch, Chief Financial Officer, will host a live webcast over the internet on Wednesday, February 23 at 11:00 a.m. Eastern Standard Time to discuss the quarter’s results and expectations for the current tax season as well as to provide an outlook for the fiscal year.  Please visit the investor relations tab of the Company’s website, www.jacksonhewitt.com, at least 10 minutes prior to the beginning of the call in order to access the webcast.

About Jackson Hewitt Tax Service Inc.

Jackson Hewitt Tax Service Inc. (NYSE: JTX) is the second largest tax preparation service company in the United States, with over 5,400 franchised and company-owned offices in 49 states and the District of Columbia. Specializing in electronic filing (IRS e-file), the Company provides full service, individual federal and state income tax preparation and facilitates related financial products.  Most Jackson Hewitt offices are independently owned and operated. Jackson Hewitt is based in Parsippany, New Jersey. More information about the Company may be obtained by visiting the Company’s website at www.jacksonhewitt.com.

Contacts:

Investor Relations:	Media Relations:

David Kraut	Sheila Cort
Senior Director,	Senior Director,
Treasury and Investor Relations	Communications
973-496-3401	973-496-2702

This press release may contain forward-looking statements within the meaning of the Federal securities laws.  Statements preceded by, followed by or that otherwise include the  words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning, are generally  forward-looking statements and not historical facts.  These statements are based on management’s expectations and assumptions and are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment that are difficult to predict and beyond the Company’s control.  Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements include: the Company’s ability to achieve the same level of growth in revenues and profits that it has in the past; government initiatives that simplify tax return preparation; government legislation and regulation of the industry and products and services, including refund anticipation loans; the success of the Company’s franchise operations; changes in the Company’s relationship with financial product providers; the seasonality of the Company’s business and its effect on the stock price; the Company’s compliance with its debt and revolving credit facility covenants; the Company’s reliance on electronic communications; changes in accounting policies or practices; the Company’s exposure to litigation; changes in relationships with retailers where the Company has offices; and the effect of market conditions within the tax return preparation industry and/or general economic conditions. More information about these and other risks that could impact the Company’s business can be found in the Company’s public filings with the Securities and Exchange Commission, which are available through the Company’s website at www.jacksonhewitt.com.

This release contains time-sensitive information that reflects management’s analysis, expectations and assumptions as of the date of this release.  The company does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, arising after such statements were made.

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JACKSON HEWITT TAX SERVICE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2005	2004	2005	2004

Revenues
Franchise operations revenues:
Royalty	$20,197	$16,546	$21,186	$17,288
Marketing and advertising	9,414	7,829	9,869	8,182
Financial product fees	13,673	10,345	16,863	11,624
Other financial product revenues	2,277	1,300	8,117	6,678
Other	3,663	3,811	8,324	8,077
Service revenues from company-owned office operations	24,013	19,695	25,076	20,995
Total revenues	73,237	59,526	89,435	72,844

Expenses
Cost of franchise operations	6,577	6,079	19,875	17,927
Marketing and advertising	14,977	13,563	20,175	18,334
Cost of company-owned office operations	12,107	12,462	21,646	20,984
Selling, general and administrative (a)	6,209	5,667	22,896	22,660
Depreciation and amortization	2,850	2,987	8,647	8,941
Total expenses	42,720	40,758	93,239	88,846

Income (loss) from operations	30,517	18,768	(3,804)	(16,002)
Other income/(expense):
Interest income	355	247	739	549
Interest expense (b)	(2,022)	(111)	(4,539)	(262)
Income (loss) before income taxes	28,850	18,904	(7,604)	(15,715)
Provision for (benefit from) income taxes	11,304	7,510	(2,980)	(6,244)

Net income (loss)	$17,546	$11,394	$(4,624)	$(9,471)

Earnings (loss) per share:
Basic	$0.47	$0.30	$(0.12)	$(0.25)
Diluted	$0.46	$0.30	$(0.12)	$(0.25)

Weighted average shares outstanding:
Basic	37,640	37,500	37,603	37,500
Diluted	38,030	37,500	37,603	37,500

Notes to the Consolidated Statements of Operations:

(a)

During the nine months ended January 31, 2005, the Company incurred a stock-based compensation charge of $4.5 million related to the issuance to employees of vested stock options and common stock in exchange for Cendant Corporation stock options and unvested restricted stock units that were held by such employees prior to the IPO.

During the nine months ended January 31, 2004, the Company incurred a litigation settlement charge of $8.9 million which was partially offset by a $2.0 million reduction in bad debt reserves as a result of improved collection performance.

(b)

Interest expense increased during the three and nine months ended January 31, 2005 primarily as a result of the issuance in June 2004 of $175.0 million of floating rate senior unsecured notes in connection with the IPO.

JACKSON HEWITT TAX SERVICE INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of	As of
	January 31, 2005	April 30, 2004
Assets
Current assets:
Cash and cash equivalents	$717	$5,266
Accounts receivable, net of allowance for doubtful accounts of $1,655 and $1,121, respectively	55,768	31,315
Notes receivable, net	3,618	1,944
Prepaid expenses and other	7,089	4,810
Deferred income taxes	5,573	5,074
Total current assets	72,765	48,409

Property and equipment, net	34,639	37,347
Goodwill	392,691	392,368
Other intangible assets, net	88,309	89,902
Due from Cendant Corporation (a)	—	143,985
Notes receivable, net	3,883	1,985
Other non-current assets	14,946	11,946
Total assets	$607,233	$725,942

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$29,076	$26,095
Deferred revenues (b)	12,746	5,558
Short-term borrowings	12,000	—
Total current liabilities	53,822	31,653

Long-term debt (a)	175,000	—
Deferred income taxes	26,458	26,335
Other non-current liabilities	8,265	12,858
Total liabilities	263,545	70,846

Stockholders’ equity:
Common stock, par value $0.01
Authorized: 200,000,000 shares
Issued and outstanding: 37,624,449 and 37,500,000 shares, respectively	376	375
Additional paid-in capital (a)	344,298	475,844
Retained earnings/(Accumulated deficit) (a)	(986)	178,877
Total stockholders’ equity	343,688	655,096
Total liabilities and stockholders’ equity	$607,233	$725,942

Notes to the Consolidated Balance Sheets:

(a)           In connection with the IPO in June 2004, the Company paid a special dividend to Cendant Corporation of $306.9 million.  The $175.0 million cash portion of the dividend was funded entirely from the net proceeds of a floating rate senior unsecured notes  issuance and the remaining $131.9 million represents the cancellation of a receivable due from Cendant.

(b)          Increase primarily related to other financial product revenues associated with renegotiated SBB&T agreement.

JACKSON HEWITT TAX SERVICE INC.

Franchise Results of Operations

(Unaudited)

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2005	2004	2005	2004

Revenues
Royalty	$20,197	$16,546	$21,186	$17,288
Marketing and advertising	9,414	7,829	9,869	8,182
Financial product fees	13,673	10,345	16,863	11,624
Other financial product revenues	2,277	1,300	8,117	6,678
Other	3,663	3,811	8,324	8,077
Total revenues	49,224	39,831	64,359	51,849

Expenses
Cost of operations	6,577	6,079	19,875	17,927
Marketing and advertising	13,239	10,888	17,877	15,074
Selling, general and administrative	1,412	895	3,360	3,265
Depreciation and amortization	1,896	1,899	5,647	5,709
Total expenses	23,124	19,761	46,759	41,975

Income from operations	26,100	20,070	17,600	9,874
Other income/(expense):
Interest income	343	247	714	549
Income before income taxes	$26,443	$20,317	$18,314	$10,423

JACKSON HEWITT TAX SERVICE INC.

COMPANY-OWNED OFFICE RESULTS OF OPERATIONS

(Unaudited)

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2005	2004	2005	2004

Revenues
Service revenues from operations	$24,013	$19,695	$25,076	$20,995

Expenses
Cost of operations	12,107	12,462	21,646	20,984
Marketing and advertising	1,738	2,675	2,298	3,260
Selling, general and administrative	800	873	2,559	2,324
Depreciation and amortization	954	1,088	3,000	3,232
Total expenses	15,599	17,098	29,503	29,800

Income (loss) from operations	8,414	2,597	(4,427)	(8,805)
Other income/(expense):
Interest income	12	—	25	—
Income (loss) before income taxes	$8,426	$2,597	$(4,402)	$(8,805)

JACKSON HEWITT TAX SERVICE INC.

CORPORATE AND OTHER RESULTS OF OPERATIONS

(Unaudited)

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2005	2004	2005	2004

Expenses (a)
General and administrative	$3,997	$3,044	$12,469	$10,173
Stock-based compensation charge related to the IPO	—	—	4,508	—
Litigation settlement charge	—	855	—	8,899
Bad debt reserve adjustment	—	—	—	(2,001)
Total expenses	$3,997	$3,899	$16,977	$17,071

Other income/(expense):
Interest expense	(2,022)	(111)	(4,539)	(262)
Loss before income taxes	$(6,019)	$(4,010)	$(21,516)	$(17,333)

(a)           Included in selling, general and administrative in the Consolidated Statements of Operations.

JACKSON HEWITT TAX SERVICE INC.

SELECTED KEY OPERATING STATISTICS

(Unaudited)

Operating Statistics:	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2005	2004	2005	2004
Offices:
Franchise operations	4,826	4,295	4,826	4,295
Company-owned office operations	621	642	621	642
Total system	5,447	4,937	5,447	4,937

Tax returns (in thousands):
Franchise operations	988	887	1,038	944
Company-owned office operations	140	131	145	135
Total system	1,128	1,018	1,183	1,079

Average revenues per tax return:
Franchise operations (1)	$158.73	$147.11	$158.27	$144.44
Company-owned office operations (2)	$171.70	$150.74	$172.74	$155.36
Total system	$160.34	$147.58	$160.05	$145.80

Financial products (in thousands)	999	847	1,030	860
Average financial product fees per product (3)	$13.69	$12.21	$16.37	$13.52

Notes to Selected Key Operating Statistics:

(1)           Calculated as total revenues earned by the Company’s franchisees, which does not represent revenues earned by the   Company, divided by the number of tax returns prepared by the Company’s franchisees.  The Company earns royalty and marketing and advertising revenues, which represent a percentage of the revenues received by the Company’s franchisees.

(2)           Calculated as tax preparation revenues and related fees received by company-owned offices divided by the number of tax returns prepared by company-owned offices.

(3)           Calculated as revenues earned from financial product fees (as reflected in the Consolidated Statements of Operations) divided by the number of financial products facilitated.

Calculation of average revenues per tax return	Three Months Ended		Nine Months Ended
in Franchise Operations:	January 31,		January 31,
(dollars in thousands, except per tax return data)	2005	2004	2005	2004

Total revenues earned by Jackson Hewitt franchisees (A)	$156,750	$130,487	$164,238	$136,349

Average royalty rate (B)	12.88%	12.68%	12.91%	12.68%
Marketing and advertising rate (C)	6.00%	6.00%	6.00%	6.00%
Combined royalty and marketing and advertising rate (B plus C)	18.88%	18.68%	18.91%	18.68%

Royalty revenues (A times B)	$20,197	$16,546	$21,186	$17,288
Marketing and advertising revenues (A times C)	9,414	7,829	9,869	8,182
Total royalty and marketing and advertising revenues	$29,611	$24,375	$31,055	$25,470

Number of tax returns prepared by franchisees (D)	988	887	1,038	944

Average revenues per tax return prepared by franchisees (A divided by D)	$158.73	$147.11	$158.27	$144.44

Amounts may not recalculate precisely due to rounding differences.

JACKSON HEWITT TAX SERVICE INC.

ADJUSTED RESULTS OF OPERATIONS

(unaudited)

(dollars in thousands, except per share amounts)

	Three Months		Nine Months
	Ended January 31,		Ended January 31,
	2005	2004	2005	2004

Total revenues, as reported	$73,237	$59,526	$89,435	$72,844
Less: Other financial products revenues related to SBB&T, as reported	(1,733)	(680)	(6,374)	(6,058)
Add: Other financial products revenues if new agreement with SBB&T was effective with the facilitation of refund anticipation loans beginning in January 2004 (a)	905	797	905	797
Total revenues, as adjusted	$72,409	$59,643	$83,966	$67,583

Net income (loss), as reported	$17,546	$11,394	$(4,624)	$(9,471)
Less: Other financial products revenues related to SBB&T, as reported	(1,733)	(680)	(6,374)	(6,058)
Add: Other financial products revenues if new agreement with SBB&T was effective with the facilitation of refund anticipation loans beginning in January 2004 (a)	905	797	905	797
Less: Stock-based compensation charge related to the IPO (b)	—	—	4,508	—
Less: Litigation settlement charge (c)	—	855		8,899
Less: Bad debt reserve adjustment due to improved collection performance	—	—	—	(2,001)
Adjustment to as reported provision for (benefit from) income taxes	(325)	386	(377)	650
Net income (loss), as adjusted	$17,043	$11,980	$(5,208)	$(8,484)

Earnings (loss) per share, as reported
Basic	$0.47	$0.30	$(0.12)	$(0.25)
Diluted	$0.46	$0.30	$(0.12)	$(0.25)

Earnings (loss) per share, as adjusted
Basic	$0.45	$0.32	$(0.14)	$(0.23)
Diluted	$0.45	$0.32	$(0.14)	$(0.23)

Notes to Adjusted Results of Operations:

A “non-GAAP financial measure” is defined as a numerical measure of a company’s performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) in the United States of America.  In the schedule presented above, the Company has included a comparison of such non-GAAP financial measures to the most directly comparable GAAP financial measures.  Management believes the above presentation of total revenues, net income (loss) and earnings (loss) per share on an “as adjusted” basis, which are non-GAAP financial measures, is necessary to reflect the impact of the new agreement with SBB&T as if such agreement was in effect for all periods presented as well as to reflect the impact of excluding certain significant items from results of operations in order to help investors compare the Company’s financial results for the current periods presented to its financial results for prior periods presented.

(a)

The Company entered into a new agreement with SBB&T which became effective with the facilitation of refund anticipation loans beginning in January 2005. Other financial product revenues were adjusted to exclude revenues under the old agreement in which the Company primarily earned a portion of the difference between finance fees paid by customers to SBB&T and the loan amounts that SBB&T was unable to collect and has been prepared as if the renegotiated agreement had always been in effect.

(b)

During the nine months ended January 31, 2005, the Company incurred a stock-based compensation charge of $4.5 million related to the issuance to employees of vested stock options and common stock in exchange for Cendant Corporation stock options and unvested restricted stock units that were held by such employees prior to the IPO.

(c)

During the nine months ended January 31, 2004, the Company incurred a litigation settlement charge of $8.9 million in connection with an action filed by 154 of the Company’s franchisees against the Company and SBB&T alleging, among other things, that the Company breached an agreement with them by not paying them a portion of other financial product revenues.